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                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                              --------------------

         This Amended and Restated Employment Agreement ("Agreement") dated this 12th day of November, 2001, amends and restates that Employment Agreement dated May 13, 1999 between Choice Hotels International, Inc. ("Employer"), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Steven T. Schultz ("Employee").

         1.   Employment. During the term of this Agreement, as hereinafter
              ----------
defined, Employer hereby employs Employee as Executive Vice President, Domestic Hotels. Employee hereby accepts such employment upon the terms and conditions hereinafter set forth and agrees to faithfully and to the best of his ability perform such duties as may be from time to time assigned by Employer's Board of Directors and Chief Executive Officer, such duties to be rendered at the principal office of Employer, subject to reasonable travel. Employee also agrees to perform his duties in accordance with policies established by Employer's Board of Directors, which may be changed from time to time.

         2.   Term. Subject to the provisions for termination hereinafter
              ----
provided, the term of this Agreement shall begin on November 19, 2001 ("Effective Date") and shall terminate on May 31, 2002 (the "Resignation Date"). At the Resignation Date, Employee shall resign as an officer of Employer (and its respective subsidiaries) and his employment shall cease.

         3.   Compensation. For all services rendered by Employee under this
              ------------
Agreement during the term thereof, Employer shall pay Employee the following compensation:

              (a) Salary. From the Effective Date through the Resignation
                  ------
              Date, a base salary of Three Hundred Forty-Five Thousand Dollars ($345,000) per annum payable in equal bi-weekly installments.

              (b) Incentive Bonus. For Fiscal Year 2001, Employee shall have
                  ---------------
              the opportunity to earn a bonus with a target of Fifty-Five Percent (55%) per annum of the base salary set forth in subparagraph 3(a) above in Employer's bonus plans as adopted from time to time by Employer's Board of Directors.

              (c) Automobile. Employer shall provide Employee with an
                  ----------
              allowance for automobile expenses of $1,000 per month, subject to withholding tax, beginning on the Effective Date.

              (d) Other Benefits.  Employee shall continue to be entitled to
                  --------------
              participate in all other fringe benefits in which he was a participant immediately prior to the Effective Date.




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         4.   Extent of Services.  Employee shall devote his full professional
              ------------------
time, attention, and energies to the business of Employer, and during the term shall execute against the services outlined in Exhibit A.

         5.   Disclosure and Use of Confidential Information. Employee
              ----------------------------------------------
recognizes and acknowledges that information about Employer's and affiliates' present and prospective clients, franchises, management contracts, acquisitions and personnel, as they may exist from time to time, and to the extent it has not been otherwise disclosed, is a valuable, special and unique asset of Employer's business ("Confidential Information"). Throughout the term of this Agreement and for a period of two (2) years after its termination or expiration for whatever cause or reason except as required by applicable law, Employee shall not directly or indirectly, or cause others to, make use of or disclose to others any Confidential Information. During the term of this Agreement and for a period of two years thereafter, Employee agrees not to solicit for employment or contract for services with, directly or indirectly, on his behalf or on behalf of any person or entity, other than on behalf of Employer, any person employed by Employer, or its subsidiaries or affiliates during such period, unless Employer consents in writing. In the event of an actual or threatened breach by Employee of the provisions of this paragraph, Employer shall be entitled to injunctive relief restraining Employee from committing such breach or threatened breach. Nothing herein stated shall be construed as preventing Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery of damages from Employee. "Affiliate" as used in this Agreement means a person or entity that is directly or through one or more intermediates controlling, controlled by or under common control with another person or entity.

         6.   Notices. Any notice, request or demand required or permitted to be
              -------
given under this Agreement shall be in writing, and shall be delivered personally to the recipient or, if sent by certified or registered mail or overnight courier service to his residence in the case of Employee, or to its principal office in the case of the Employer, return receipt requested. Such notice shall be deemed given when delivered if personally delivered or when actually received if sent certified or registered mail or overnight courier.

         7.   Severance.
              ---------

         (a) Subject to the other provisions of this Section 7, if Employee's employment terminates on the Resignation Date or if earlier terminated due to Constructive Termination (the earliest date being the "Termination Date"), Employee shall be entitled to the following severance benefits:

              1. Discretionary Pay from the Termination Date through May 31, 2003 equal to Employee's base salary and automobile allowance on the Termination Date, less standard deductions, payable in installments in accordance with Employer's normal payroll practices. Employee may continue deductions for medical, dental, life insurance, and pre-tax spending accounts while receiving Discretionary Pay, and Employee consents to the



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         customary deductions for such benefits from Discretionary Pay.
         Employer will continue to pay employer contributions to Employee's medical, dental, life insurance, and pre-tax spending accounts while Employee is receiving Discretionary Pay. Employer will stop optional deductions for items such as retirement plans and deferred compensation with Employee's last paycheck for regular hours worked through the Termination Date. Employee will be eligible for COBRA benefits after the Discretionary Pay ends.

              2. Employee will receive a fiscal year 2002 bonus in accordance with the terms of the bonus plan that Employee was under. Such bonus shall be payable, if at all, at such time as the employees of Choice receive their bonus pay out. The EPS portion of the bonus criteria shall be based on the actual payout used for other Choice executive officers. The bonus performance target for the management bonus objective portion shall be deemed to have been met.

              3. From the Termination Date through May 31, 2003 (the "Stock Option Period") previously granted options to acquire Choice Hotels common stock shall continue to vest on the vesting schedule provided for under the terms of those options, notwithstanding the termination of Employee's employment and, for thirty days following the Stock Option Period, Employee shall have the right to exercise such stock options, together with all options held by him which have already vested as of the date of this Agreement. Additionally, all restricted stock previously granted to Employee shall continue to vest during the Stock Option Period. Employer agrees that Employee shall be deemed continuously eligible during the Stock Option Period for purposes of participation in the Long-Term Incentive Plan; however, Employee shall not be entitled to any future grants under the Plan. All previously granted options to acquire Choice Hotels common stock and all restricted stock grants which vest after the Stock Option Period shall be deemed forfeited and terminated as of the Termination Date.

         (b) "Constructive Termination" shall mean (i) removal or termination of Employee other than in accordance with Section 10, (ii) a decrease in Employee's compensation or benefits (unless a similar decrease is imposed on all senior executive oficers), (iii) a significant reduction in the scope of Employee's authority, position, duties or responsibilities, (iv) a significant change in Choice's annual bonus program which adversely affects Employee, or (v) any other material breach of this Agreement by Employer provided Employer shall be given fourteen days advance written notice of such claim of material breach, which written notice shall specify in reasonable detail the grounds for such claim of material breach. Except in the case of bad faith, Employer shall have an opportunity to cure the basis for Constructive Termination during the fourteen day period after written notice.

         (c) Employee upon termination shall not be required to mitigate damages but nevertheless shall be entitled to pursue other employment, and Employer shall be entitled to receive as offset and thereby reduce its payment under Section 7(a)(1) and (2), the amount received by Employee from any other active employment. As a condition to



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         Employee receiving his compensation from Employer, Employee agrees to permit verification of his employment records and Federal income tax returns by an independent attorney or accountant, selected by Employer but reasonably acceptable to Employee, who agrees to preserve the confidentiality of the information disclosed by Employee except to the extent required to permit Employer to verify the amount received by Employee from other active employment. Employer shall receive credit for unemployment insurance benefits, social security insurance or like amounts actually received by Employee.

         (d)  As a condition precedent to Employee receiving the benefits under
         Section 7(a), Employee, on or after the Termination Date, shall execute and deliver to Employer a release in the form attached hereto as Exhibit B.

         (e) During the period that Employee is receiving Discretionary Pay, Employee shall be reasonably available to provide consulting services to Employer at no additional compensation, so long as such consulting services do not interfere with any other active employment of Employee or Employee's search efforts in pursuit of active employment.

         8.   Waiver of Breach.  The waiver of either party of a breach of any
              ----------------
provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         9.   Assignment.  The rights and obligations of Employer under this
              ----------
Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The obligations of Employee hereunder may not be assigned or delegated.

         10.  Termination of Agreement.  This Agreement shall terminate upon the
              ------------------------
following events and conditions:

         (a)  Upon expiration of its term;

         (b) For Cause, which means gross negligence, willful misconduct, willful nonfeasance, deliberate and continued refusal to carry out duties and instructions of the Employer's Board of Directors and Chief Executive Officer consistent with the position, material dishonesty, a violation or a willful breach of this Agreement or conviction of a felony involving moral turpitude, fraud or misappropriation of corporate funds. Employee shall be entitled to fourteen (14) days advance written notice of termination, except where the basis for termination constitutes wilful conduct on the part of Employee involving dishonesty or bad faith, in which case the termination shall be effective upon the sending of notice. Such written notice shall specify in reasonable detail the grounds for Cause and Employee shall have an opportunity to contest to the Board of Directors or cure the basis for termination during the fourteen day period after written notice.

         (c) Subject to state and federal laws, if Employee is unable to perform the essential functions of the services described herein, after reasonable accommodation, for more than


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         180 days (whether or not consecutive) in any period of 365 consecutive days, Employer shall have the right to terminate this Agreement by written notice to Employee. In the event of such termination, all non-vested stock option and other non-vested obligations of Employer to Employee pursuant to this Agreement shall terminate.

         (d) In the event of Employee's death during the term of this Agreement, the Agreement shall terminate as of the date thereof.

         (e) Upon voluntary resignation of Employee not due to Constructive Termination, so long as Employee has given Employer thirty days prior written notice of such resignation.

         11.  Entire Agreement. This instrument contains the entire agreement of
              ----------------
the parties and superceded all previous agreements. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. This Agreement shall be governed by the laws of the State of Maryland, and any disputes arising out of or relating to this Agreement shall be brought and heard in any court of competent jurisdiction in the State of Maryland.


              IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                           Employer:

                                           CHOICE HOTELS INTERNATIONAL, INC.


                                           By:
                                              ---------------------------------
                                                  Michael J. DeSantis
                                                  Senior Vice President

                                           Employee:



                                           Steven T. Schultz


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